Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Compass Minerals International, Inc. 2020 Incentive Award Plan, of our reports dated November 29, 2021, with respect to the consolidated financial statements and schedule of Compass Minerals International, Inc. and the effectiveness of internal control over financial reporting of Compass Minerals International, Inc. included in its Transition Report (Form 10-KT) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri
June 13, 2022